Exhibit 99.1

Report of Independent Auditors

To Board of Directors and Stockholders of Vantiv, LLC

In our opinion, the consolidated statements of operations and comprehensive loss and consolidated statements of cash flows of NPC Group, Inc. and its subsidiaries present fairly, in all material respects, the results of their operations and their cash flows for the three years in the period ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Houston, Texas
April 27, 2010

NPC Group, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands)

	Nine Months Ended September 30,		Year Ended December 31,
	2010	2009	2009	2008	2007
	(Unaudited)
Revenues	$220,028	$213,672	$285,440	$284,261	$274,588
Expenses
Processing costs	28,775	26,097	34,682	33,535	34,350
Independent sales group commissions	82,628	78,465	106,497	103,176	92,519
Other cost of services and goods	9,986	10,666	14,235	14,398	14,948
Provision for merchant losses	3,863	3,598	4,845	5,693	5,264
Depreciation and amortization expense	18,383	22,133	28,120	30,926	29,103
Selling, other operating, general and administrative expenses	38,928	36,373	49,035	50,992	52,219
Total expenses	182,563	177,332	237,414	238,720	228,403
Income from operations	37,465	36,340	48,026	45,541	46,185
Interest income	22	71	102	920	1,224
Interest expense	(41,780)	(30,549)	(45,504)	(47,311)	(50,430)
Write-off of deferred financing costs and bank fees	—	(11,880)	(11,880)	—	—
Loss before income taxes and noncontrolling interest	(4,293)	(6,018)	(9,256)	(850)	(3,021)
Income tax expense	7,008	8,479	10,846	9,597	9,502
Net loss	(11,301)	(14,497)	(20,102)	(10,447)	(12,523)
Net (income) loss attributable to noncontrolling interest	244	110	(108)	(113)	92
Net loss attributable to NPC Group, Inc.	(11,057)	(14,387)	(20,210)	(10,560)	(12,431)
Unrealized income (loss) on derivative financial instruments, net of tax	—	6,118	6,118	(15,286)	(12,869)
Comprehensive loss	$(11,057)	$(8,269)	$(14,092)	$(25,846)	$(25,300)

NPC Group, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Nine Months Ended September 30,		Year Ended December 31,
	2010	2009	2009	2008	2007
	(Unaudited)
Cash flows from operating activities
Net loss	$(11,301)	$(14,497)	$(20,102)	$(10,447)	$(12,523)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation and amortization	18,383	22,133	28,120	30,926	29,102
Provision for uncollectible accounts	205	287	403	440	365
Amortization of deferred financing costs	—	1,510	1,510	2,036	2,062
Write-off deferred financing costs	—	11,880	11,880	—	—
Noncash interest expenses related to interest rate swap	3,063	—	1,235	—	—
Provision for merchant losses	3,863	3,598	4,845	5,693	5,264
Deferred income taxes	6,943	7,032	9,281	9,010	9,084
Changes in assets and liabilities
Accounts receivable	2,826	13,060	10,196	2,095	(1,818)
Inventory	142	180	166	358	(323)
Prepaid expenses and other assets	(692)	1,344	1,763	295	589
Deposits	50	1,332	1,332	(1,029)	(180)
Accounts payable	852	(450)	(1,654)	538	967
Accrued liabilities	(6,747)	(260)	5,952	1,822	5,728
Other liabilities	(2,900)	(2,544)	(3,556)	(6,150)	(4,510)
Net cash provided by operating activities	14,687	44,605	51,371	35,587	33,807
Cash flows from investing activities
Acquisitions, net of cash acquired	—	(25)	(25)	(168)	(177)
Purchases of property, equipment and computer software and hardware	(907)	(3,714)	(4,049)	(2,715)	(6,371)
Merchant portfolios acquired	(5,542)	(2,230)	(3,418)	(6,982)	(5,678)
Net cash used in investing activities	(6,449)	(5,969)	(7,492)	(9,865)	(12,226)
Cash flows from financing activities
Principal payments on long-term debt and revolver	(5,000)	(34,000)	(35,000)	(35,000)	(12,700)
Proceeds from long-term debt and revolver	—	2,000	2,000	—	—
Sale of common stock	—	—	—	—	25
Repurchase of common stock	—	—	—	—	(10)
Dividends paid	—	—	(653)	—	—
Contribution to deferred financing costs	—	—	—	—	(74)
Cash paid in connection with financing agreement amendment	—	(3,263)	(3,263)	—	—
Net cash used in financing activities	(5,000)	(35,263)	(36,916)	(35,000)	(12,759)
Net increase (decrease) in cash and cash equivalents	3,238	3,373	6,963	(9,278)	8,822
Cash and cash equivalents
Beginning of year	13,250	6,287	6,287	15,565	6,743
End of year	$16,488	$9,660	$13,250	$6,287	$15,565
Supplemental disclosure of cash flow information
Cash paid during the year for
Interest	$44,971	$35,685	$40,245	$46,902	$40,374
Income taxes	121	268	292	92	1,069

NPC Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business

NPC Group, Inc. (“NPC” or the “Company”), a Delaware corporation, is engaged in providing a broad range of credit card transaction processing services. It provides its services to small and medium-sized merchants, as well as community banks, financial institutions and state and local governments located throughout the United States. The Company offers integrated transaction processing support for all major credit and debit cards including Visa, MasterCard, American Express and Discover.

The Company’s services enable merchants to accept credit and debit cards as payment for their merchandise and services by providing processing, transaction reporting, merchant assistance, POS terminal support, risk management, chargeback services, and packaging of ancillary payment products and services. The Company relies on third party processors to provide card authorization and settlement, and banks to sponsor the Company for membership in the Visa and MasterCard associations. The Company markets and sells its services primarily through independent sales organizations and agents.

Sale of Business

On November 3, 2010, all of the issued and outstanding capital stock of the Company was acquired by Vantiv Holding, LLC (formerly FTPS Holding, LLC (“FTPS”)). In connection with the acquisition, all outstanding debt and related accrued interest was repaid and the revolving credit facility was terminated. Additionally, the interest rate swap agreement related to the debt was terminated and all outstanding positions were settled with the related counterparties.

Organizational Structure

The Company was a majority owned subsidiary of National Processing Holdings, LLC (“NPC Holdings”) through the November 3, 2010, date of sale of the Company to FTPS. GTCR Fund VIII, LP, GTCR Fund VIII/B, LP, and GTCR Co-Invest II, LP (collectively, “GTCR,” private equity firm) was the majority owner of NPC Holdings.

Basis of Presentation

Effective January 1, 2005, the Company entered into a Services Agreement with National Processing Management Company (“NPC Management Co.”) a 100% owned subsidiary of NPC Holdings and an affiliated entity of the Company. Under the Services Agreement, NPC Management Co. provides general management, consulting, and other advisory services to the Company for a period of 10 years. Fees paid are based on actual costs incurred by NPC Management Co. plus 5%, and are to be allocated to the entities to which it provided services. The Company is the only entity which NPC Management Co. provides services. As a consequence of this agreement, NPC Management Co. is considered a variable interest entity and is consolidated with the Company. The net income (loss) attributable to noncontrolling interest included in the Consolidated Statements of Operations and Comprehensive Loss represents the net operating results of NPC Management Co.

The accompanying consolidated financial statements include the accounts of the Company, its wholly owned subsidiaries and NPC Management Co. All significant intercompany balances and transactions have been eliminated in consolidation.

NPC Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Nine Months Ended September 30, 2010 and 2009 Unaudited Consolidated Financial Statements

The unaudited consolidated financial statements for the nine months ended September 30, 2010 and 2009, reflect all adjustments (consisting of normal recurring adjustments) necessary for a fair statement of the interim periods. The results of operations for the interim periods are not necessarily indicative of the results of operations to be expected for the full year.

Sponsorship Agreement

As a nonbank merchant processor, the Company must be sponsored by a financial institution that is a member of the Visa and MasterCard associations. Two unrelated banks (the “Sponsor Banks”) act as the Company’s primary sponsors pursuant to sponsorship agreements.

The Company retains full responsibility for performance of its services to merchants. Certain indemnification provisions are also contained in the sponsorship agreements, under which the Company will indemnify the Sponsor Banks against merchant losses, claims or other amounts in accordance with the terms of the sponsorship agreements.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management of the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements as well as reported amounts of revenues and expenses during the reported period. Actual results could differ from these estimates.

Cash and Cash Equivalents

Cash and cash equivalents consist primarily of cash and highly liquid investments with an original maturity date of three months or less. The carrying value of cash and cash equivalents approximates its fair value. At various times, the Company maintains cash at financial institutions in excess of Federally insured limits, however the Company has not experienced any losses in the past.

Accounts Receivable

Accounts receivable are primarily comprised of amounts due from our Sponsor Banks for merchant revenues, net of interchange, assessment and bank processing fees paid by the Sponsor Banks. Such balances are typically received from the Sponsor Banks within 30 days following the end of each month.

The allowance for uncollectible accounts represents the Company’s best estimate of the amount of probable credit losses existing in the Company’s accounts receivable. Significant account balances and account balances over 90 days outstanding are reviewed individually for collectibility. Receivables are written off against the allowance when determined to be uncollectible.

Provision for Merchant Losses

Disputes between a cardholder and a merchant periodically arise due to cardholder dissatisfaction with merchandise quality or a merchant’s services. These disputes may not be resolved in the

NPC Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

merchant’s favor and in some cases, the transaction is “charged back” to the merchant and the purchase price refunded to the cardholder by Visa or MasterCard. In the case of merchant insolvency, bankruptcy or other nonpayment as described above, the Company may be liable for any such charges disputed by cardholders. The Company believes the diversification of its merchants and its risk management practices reduce its risk of loss. In addition, the Company has the contractual right to withhold certain settlement funds due merchants.

The merchant loss exposure results from the Company’s Indemnification of the Sponsor Banks for merchant losses. The Company recognizes a liability for merchant losses based on the fair value of what is considered a guarantee to the consumer in the event the merchant is unable to perform as described above. The Company’s current policy for accruing for merchant losses is based on the estimated amounts for merchant payments unlikely to be collected and a provision for chargeback losses incurred but not reported. The reserves are primarily determined by performing a historical analysis of chargeback loss experience.

Inventory

Inventories consist primarily of credit card authorization equipment and processing supplies and are recorded at the lower of cost or market. Cost is determined by the first-in, first-out method.

Property and Equipment

Property and equipment are recorded at historical cost. Depreciation is calculated using the straight-line method based on the estimated useful lives of the related assets as follows:

Description	Useful Lives (in years)
Furniture and other equipment	5 - 7
Leasehold improvements	3 - 7

Leasehold improvements are depreciated over the shorter of the useful life of the asset or the term of the lease. When assets are sold or retired, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss is included in operations. Maintenance and repair expenses that do not extend the useful life of the asset are charged to expense when incurred.

Computer Software and Hardware

Computer software and hardware consist primarily of externally purchased and internally developed software. Computer software and hardware are amortized using the straight-line method based on the estimated useful lives of the software product and hardware as follows:

Description	Useful Lives (in years)
Software	3 - 5
Hardware	3 - 7

NPC Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Goodwill and Other Intangible Assets

Goodwill represents the excess consideration paid over the fair value of the net assets and liabilities acquired in business combinations accounted for as purchases. Goodwill is not amortized. Goodwill is assessed for impairment at least annually. Additional impairment tests are required when triggering events occur, which call into question the realization of goodwill and other intangible assets. As of September 30, 2010 and December 31, 2009, management does not believe any impairment exists relating to the Company’s goodwill or other intangible assets.

Intangible assets consist primarily of customer relationships arising from the acquisitions and the costs of the Company’s purchased merchant portfolios. Customer relationships and purchased merchant portfolios are amortized on a straight-line basis over the expected life of the asset. In addition to customer relationships, intangible assets includes trade names which are also amortized on a straight-line basis over the expected life of the asset. The estimated useful lives of the intangible assets are as follows:

Description	Useful Lives (in years)
Customer relationships and purchased merchant portfolios	2 - 5
Trade names	25
Residual buyouts	3

Deferred Financing Costs

Costs incurred in obtaining long-term financing are deferred and are amortized over the life of the related loan using the interest method. Amortization is included in interest expense and was $0, $1,510, $1,510, $2,036 and $2,062, for the nine months ended September 30, 2010 and 2009 and for the years ended December 31, 2009, 2008 and 2007, respectively. All unamortized deferred financing costs of $8,617 were written off in 2009 in connection with certain modifications of the Company’s long-term debt (Note 5).

Revenue and Cost Recognition

Revenues earned from processing merchant credit card and payment transactions are recognized at the time merchant transactions are processed. These revenues include the full discount rate and fees collected from the merchant, and are reported net of certain costs not controlled by the Company. Such costs consist of interchange fees charged by the card issuing banks and assessments charged by the card associations. Other related expenses for front and back-end processing costs (authorizations, captures and settlements), card processing and independent sales group commissions (residuals) are reflected as expenses in the statements of operations.

In November 2008, the Company initiated a new service offering designed to assist merchants in becoming compliant with the Payment Card Industry Data Security Standard (“PCI DSS”) standards. PCI DSS was developed by the credit card associations as a mechanism to prevent the occurrence of large scale compromises of credit card data. At the election of the merchant, the Company will bill these fees on either a monthly or annual basis. For those merchants billed on an annual basis, the revenues as well as all associated costs are deferred and recognized over the twelve month service period of the offering.

NPC Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Costs associated with the PCI DSS offering are expensed as incurred, including management’s estimate of the Company’s liability related to indemnification provided to merchants that complete all of the steps to become compliant with the PCI DSS standards. The indemnification provided by the Company is up to $50 per merchant.

Income Taxes

The Company accounts for income taxes under the liability method, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or income tax returns. Under this method, deferred tax assets and liabilities are determined based upon differences between the financial statement and tax bases of assets and liabilities using enacted income tax rates in effect for the year in which the differences are expected to reverse. The Company provides a valuation allowance to reduce deferred tax assets if it is more likely than not that some portion or all of the deferred tax assets will not be realized.

On January 1, 2009, the Company adopted the accounting guidance issued for accounting for uncertainty in income taxes which was issued to create a single model to address accounting for uncertainty in tax positions. This guidance clarifies the accounting for income taxes, by prescribing a minimum recognition threshold a tax position is required to meet before being recognized in the financial statements and also provides guidance on derecognition, measurement, classification, interest and penalties, disclosures and transition. Accordingly, the Company records a liability for unrecognized tax benefits resulting from uncertain tax positions taken or expected to be taken in the tax return. The Company also recognizes interest and penalties, if any, related to unrecognized tax benefits in income tax expense. The adoption of the new accounting guidance did not have a significant impact on the Company’s consolidated statements of operations and comprehensive loss or cash flows.

Restructuring

The Company historically used two vendors for its merchant accounting (“back-end”) process. During the fourth quarter of 2008, the Company initiated a restructuring related to the integration of these two into one vendor. In 2008, the Company incurred a $750 early contract termination fee assessed by the vendor terminated by the Company and accrued severance in the amount of $539 as a result of a reduction in force related to the cost efficiencies of the consolidation. The Company also expensed $1,128 as a result of space abandonment of a portion of the leased office space in the Houston location. These fees were included in the accompanying statements of operations under selling, other operating, general and administrative expenses.

A rollforward of the restructuring reserve is as follows:

Restructuring reserve at December 31, 2008	$2,417
Lease payments	(538)
Severance payments	(539)
Early termination payments	(750)
Restructuring reserve at December 31, 2009	590
Lease payments	(408)
Restructuring reserve at September 30, 2010	$182

NPC Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Hedging Activities

The Company utilizes an interest rate swap which has been designated as a cash flow hedge, as a means of hedging exposure to interest rate risks. The Company is the end-user and did not utilize this instrument for speculative purposes. The counter party to the swap was a major financial institution who also participates in the Company’s bank credit facilities. The swap is recorded at fair market value.

During the term of the swap, the effective portion of changes in fair value are recognized as unrealized gains or losses within other comprehensive income and reclassified into earnings in the same periods during which the hedged item affects earnings. Any ineffectiveness of the cash flow hedge would be recognized in the Consolidated Statement of Operations during the period of change. In the event the interest rate swap no longer qualifies as a hedge for accounting purposes, the future change in the fair value of the derivative will be immediately recognized in the Consolidated Statement of Operations as interest expense.

Stock-Based Compensation

Stock-based compensation expenses are recognized over the requisite service period for the award. The determination of the fair value of stock options was estimated using a Black-Scholes option-pricing model and required the use of subjective assumptions related to the volatility of the Company’s common stock. No compensation expense was recorded in the consolidated financial statements for any periods as the stock options had a negligible fair value as of the grant dates. Historically, the Company has not paid any dividends on its common stock and does not foresee paying dividends in the future.

Self Insurance Programs

The Company is partially self insured for employee health and welfare coverage. The Company records a liability for losses based upon an estimate of payments to be made for individual reported losses and an estimate of incurred but not reported losses.

Financial Instruments

Management believes the carrying amounts of financial instruments as of September 30, 2010 and December 31, 2009, including cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximate fair value due to their short maturities. Management believes the carrying amounts of loans payable to financial and lending institutions approximate fair value based on interest rates that are currently available to the Company for issuance of debt with similar terms and maturities.

NPC Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Fair Value of Financial Instruments

The Company measures at fair value certain financial assets and liabilities, including cash equivalents and derivative instruments. Fair value is based on a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s market assumptions. These two types of inputs are reflected in the following fair-value hierarchy:

•                  Level 1—Quoted prices for identical instruments in active markets;

•                  Level 2—Quoted prices for similar instruments in active markets, quoted prices identical or similar instruments in markets that are not active, and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets; and

•                  Level 3—Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

The Company does not have any assets or liabilities classified within Level 3 of the fair value hierarchy.

2. PROPERTY AND EQUIPMENT

Depreciation of property and equipment was $482, $511, $675, $686 and $488, for the nine months ended September 30, 2010 and 2009 and for the years ended December 31, 2009, 2008 and 2007, respectively.

3. COMPUTER SOFTWARE AND HARDWARE

Depreciation and amortization of computer software and hardware was $1,362, $1,678, $2,105, $2,014 and $1,602, for the nine months ended September 30, 2010 and 2009 and for the years ended December 31, 2009, 2008 and 2007, respectively.

4. INTANGIBLE ASSETS

Amortization expense of intangible assets was $16,539, $19,944, $25,340, $28,226 and $27,012, for the nine months ended September 30, 2010 and 2009 and for the years ended December 31, 2009, 2008 and 2007, respectively.

Estimated future amortization of intangible assets as of December 31, 2009 is as follows:

2010	$20,862
2011	15,779
2012	2,157
2013	1,615
2014	1,312
Thereafter	18,031
$59,756

NPC Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. NOTES PAYABLE AND LONG-TERM DEBT

	September 30, 2010	December 31, 2009
First Lien Term Loan, payable in quarterly principal payments of $877 plus interest through July 2013, repaid on November 3, 2010	$306,000	$311,000
New Second Lien Term Loan, interest payable quarterly, repaid on November 3, 2010	140,000	140,000
	$446,000	$451,000

In September 2009, the Company modified its long-term debt to change certain financial covenants. In connection therewith, the interest rates were increased by the lenders resulting in a debt extinguishment for accounting purposes. As a result, all of the unamortized deferred financing costs of $8,617 were written-off in 2009 as well as the bank fees of $3,263 incurred in connection with the modifications to the long-term debt.

The Company had a Senior Secured Credit Facility (“Credit Agreement”) consisting of a $390,000 First Lien Term Loan Facility (“First Lien Term Loan”), a $140,000 Second Lien Term Loan Facility (“Second Lien Term Loan”) and a $40,000 revolving credit facility. The First Lien Term loan bears interest payable quarterly at either LIBOR plus 2.0% base plus 5.0% per year (“LIBOR Rate”) or Prime plus 4.0% per year (“Prime Rate”), at the election of the Company. As of September 30, 2010, the Company elected to utilize the LIBOR Rate of 0.25% (7.0% interest rate in total). The Second Lien Term Loan bears interest at either LIBOR plus 2.0% base plus 8.75% per year or Prime plus 4.0% per year, at the election of the Company. As of September 30, 2010, the Company elected to utilize the LIBOR Rate of 0.25% (10.75% interest rate in total). The Credit Agreement provides for mandatory repayments based on excess cash flow.

In addition, the Credit Agreement includes provisions for revolving loans (“Revolving Loans”) subject to borrowing base calculations. Revolving Loans are subject to the same interest rate terms and elections as the First Lien Term Loan Facility. The Company did not have any outstanding revolving loans at September 30, 2010 or December 31, 2009. The Company had $40,000 available under its revolving loans as of September 30, 2010 and December 31, 2009. The Revolving Loans are subject to an unused line fee of 0.5% per year. Such fees totaled $152, $192, $243, $254 and $253, for the nine months ended September 30, 2010 and 2009 and for the years ended December 31, 2009, 2008 and 2007, respectively.

The Credit Agreement provides for affirmative and negative covenants that restrict, among other things, the Company’s ability to incur indebtedness, sell or lease assets, purchase assets or investments, or declare dividends. In addition, the Credit Agreement includes certain restrictive financial covenants, the most restrictive of which are an interest coverage ratio, a total debt to adjusted EBITDA ratio, and a senior debt to adjusted EBITDA ratio. All Company assets are pledged as collateral under the Credit Agreement.

NPC Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. NOTES PAYABLE AND LONG-TERM DEBT (Continued)

At December 31, 2009, the maturities of long-term debt are as follows for the year ending December 31:

2010	$3,508
2011	3,508
2012	3,508
2013	300,476
2014	140,000
$451,000

Under the terms of the Credit Agreement, the Company was required to enter into an interest rate protection agreement, providing interest rate protection for a portion of the long-term debt. In connection with this requirement, in September 2006, the Company entered into a LIBOR-based forward interest rate swap agreement, which effectively converted $450 million of its variable-rate debt outstanding under the credit facility at that date to a fixed rate. The swap agreement expired September 29, 2011. The $450 million notional amount declines by $50 million each year. Under this agreement, payments are made based on an annual fixed rate of 5.019%, which the Company set in September 2006 based on the market for a financial instrument of this type at that date. The Company has classified the swap agreement as a cash-flow hedge, in which the Company is hedging the variability of cash flows related to its variable-rate debt. The Company determined that there was no ineffectiveness in the hedge agreement at the date of the modification in 2009. In connection with the debt modification in 2009, the swap became ineffective for financial reporting purposes. As a result, the fair value of the swap of $22,151 at the date of the debt modification is being amortized to the statement of operations as additional interest expense over the remaining term of the swap. Changes in the fair value of the swap after the date of the debt modification are recorded as interest expense. Noncash interest expense related to the swap of $3,063 and $1,235 was recorded during the nine months ended September 30, 2010 and the year ended December 31, 2009, respectively.

6. CLASS A PREFERRED STOCK AND STOCKHOLDERS’ EQUITY

Class A Preferred Stock

The Class A preferred stock accrues dividends at 10% per year on the liquidation value of the shares (defined as $1 per share) plus any accrued and unpaid dividends thereon, compounded quarterly. The preferred stock is convertible into common stock upon an initial public offering of the Company’s common stock based on the offering price of such common stock. The preferred stock may be redeemed at the option of the Company for its liquidation value plus accrued and unpaid dividends. The preferred stock carries no voting rights. In the event of liquidation, holders are entitled to a liquidation preference equal to the liquidation value plus any accrued and unpaid dividends.

Restricted Common Stock

Certain of the common shares owned by management vest ratably on a quarterly basis over a four-year period. All unvested shares immediately vest upon the sale of the Company. In the event of separation of employment, all management owned common shares are subject to repurchase at the option of the Company at the lesser of original cost or fair market value if unvested or fair market

NPC Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6. CLASS A PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (Continued)

value if vested (shares not subject to vesting may be repurchased at fair market value). During 2010 and 2009, respectively, the Company redeemed 273 and 118 shares of common stock for $0. As of September 30, 2010, and December 31, 2009 common shares totaling 527 and 311, respectively, held by management remained unvested.

Additionally, through September 30, 2010, the Company issued 391 shares of common stock to employees. The stock vests ratably on a quarterly basis over a five-year period. The fair value of the common stock at date of grant was estimated by management to be nominal.

Stock Option Plan

The Company’s stock option plan (the “Plan”) is intended to be a “compensatory benefit plan” within the meaning of such term under Rule 701 of the Securities Act of 1933, as amended and all options granted under the Plan are intended to qualify for an exemption from the registration requirements under the Act pursuant to Rule 701 thereof. Options granted under the Plan are nonqualified stock options and are not intended to be “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code or any successor provision.

A committee of the Board of Directors administers the Plan. The committee has broad discretion in selecting Plan participants and determining the vesting period and other terms applicable to awards granted under the Plan. All awards have a maximum 10-year term. Options vest ratably on a quarterly basis over a five-year period. A maximum of 909 shares may be granted under the Plan. Shares of common stock issued upon exercise of an option are subject to repurchase by the Company in the event of employment termination.

The Company determines the grant date fair value of stock options using the Black-Scholes option pricing model. No compensation expense was recorded in the consolidated financial statements as the stock options had negligible fair value as of the grant dates. The assumptions used to estimate the grant date fair value of $0.14 per option for stock options granted in 2007 are as follows:

•                  Volatility of 30% was based on similar issues for comparable public companies.

•                  Expected term of 6 years was based on management’s expectations of future liquidity.

•                  Dividend yield of 0% was based on the Company’s expectation of not paying dividends over the remaining term of the options.

•                  Risk-free interest rate of 4.45% was based on the yield on a U.S. Government Bond with a maturity equal to the expected term of the grant.

NPC Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6. CLASS A PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (Continued)

A summary of option transactions is as follows:

Options outstanding at December 31, 2006	509
Options granted	130
Options forfeited	(91)
Options outstanding at December 31, 2007	548
Options granted	—
Options forfeited	(219)
Options outstanding at December 31, 2008	329
Options granted	—
Options forfeited	(56)
Options outstanding at December 31, 2009	273
Options granted	—
Options forfeited	—
Options outstanding at September 30, 2010	273

The exercise price for the options is $2.00 per share.

7. INCOME TAXES

Income tax expense (benefit) is comprised of the following:

	Nine Months Ended September 30,		Year Ended December 31,
	2010	2009	2009	2008	2007
Current
Federal	$(10)	$1,214	$1,244	$367	$332
State and local	75	233	321	220	86
Total current expense	65	1,447	1,565	587	418
Deferred
Federal	(1,006)	(2,761)	(3,995)	(767)	(1,320)
State and local	(87)	(238)	(349)	(75)	(118)
Net change in valuation allowance	8,036	10,031	13,625	9,852	10,522
Total deferred expense	6,943	7,032	9,281	9,010	9,084
	$7,008	$8,479	$10,846	$9,597	$9,502

NPC Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7. INCOME TAXES (Continued)

The provisions for income taxes as reported are different from the provisions computed by applying the statutory federal income tax rate. The differences are reconciled as follows:

	Nine Months Ended September 30,		Year Ended December 31,
	2010	2009	2009	2008	2007
Federal income tax benefit at statutory rate	$(1,460)	$(2,047)	$(3,147)	$(289)	$(1,027)
Nondeductible meals and entertainment	14	13	24	23	53
State income taxes (benefit)	(12)	(3)	(30)	136	(22)
Other	430	485	374	(125)	(24)
Net change in valuation allowance	8,036	10,031	13,625	9,852	10,522
	$7,008	$8,479	$10,846	$9,597	$9,502

A valuation allowance for the NPC deferred tax assets was provided for all periods, due to the uncertainty of realization of the future tax benefits associated with the deferred tax assets. NPC Management Co. is not included in NPC’s Consolidated Tax Group.

As of December 31, 2009, the Company had estimated federal and state net operating loss carryforwards totaling approximately $78.6 million which begin to expire in 2022. The Company also has available to it future deductions associated with the carryforward of NPC’s tax basis in its goodwill. Any future changes in control of the Company could, under certain circumstances, result in a limitation of the net operating loss carryforwards. These loss carryforwards are subject to annual limitation as a result of previous ownership changes.

8. EMPLOYEE BENEFIT PLANS

401(k) Plan

The Company sponsors a defined contribution plan under Section 401(k) of the Internal Revenue Code (the “401(k) Plan”) that covers all employees with no specific eligibility requirements. Employees are eligible to enroll in the 401(k) Plan on the first day of any calendar month after employment. Employees may contribute up to 15% (subject to certain ERISA limitations) of their eligible compensation on a pre-tax basis. The Company will match 50% of the participant’s before-tax contributions up to 6% of the participant’s taxable wages or salary. Employer contributions to the 401(k) Plan become 25% vested after two years of employment and continue to vest on an annual basis and became fully vested after an employee has completed five years of service starting January 1, 2000, or thereafter. The Company expensed contributions to the 401(k) Plan of approximately $195, $192, $228, $353 and $335, for the nine months ended September 30, 2010 and 2009 and for the years ended December 31, 2009, 2008 and 2007, respectively.

Employee Health Plan

The Company sponsors an employee health plan which provides major medical, dental, life and short-term disability insurance to employees. Under the Plan, the Company generally pays all qualified claims up to $50 per person, per year. Any qualified claims incurred during a plan year in excess of $50 are insured by an outside insurance company up to a specified amount each year. The Company’s expense for this plan was approximately $1,988, $1,975, $2,554, $2,285, and $3,303, for the nine months

NPC Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8. EMPLOYEE BENEFIT PLANS (Continued)

ended September 30, 2010 and 2009 and for the years ended December 31, 2009, 2008 and 2007, respectively.

9. RELATED PARTY TRANSACTIONS

The Company has entered into a Services Agreement with NPC Management Co. Total fees for general management, consulting and other advisory services under the Services Agreement were $1,370, $1,639, $2,184, $2,047, and $1,730, for the nine months ended September 30, 2010 and 2009 and for the years ended December 31, 2009, 2008 and 2007, respectively. Because NPC Management Co. is a consolidated subsidiary, all expenses paid and related payables under the agreement were eliminated in consolidation.

NPC Management Co. has a Professional Services Agreement (“PSA”) with GTCR. Pursuant to the terms of the PSA, NPC Management Co. pays a $250 annual management fee to GTCR. The PSA also provides for a 1% placement fee on certain issues of NPC Holdings equity financings. No placement fees are due to GTCR until the aggregate amount exceeds $1,185. At that time, certain additional equity financings will be subject to the 1% placement fee. There were no placement fees paid to GTCR for any of the periods presented. The PSA was cancelled in November 2010 in connection with the sale of the Company to FTPS.

10. COMMITMENTS AND CONTINGENCIES

Leases

The Company has noncancelable operating lease agreements to rent office space. At December 31, 2009, the minimum future rental payments due under all operating leases for the remainder of the lease terms were as follows:

Year Ending December 31
2010	$2,333
2011	943
2012	854
2013	616
2014	530
Thereafter	1,280
$6,556

Total rent expense incurred under operating leases was $1,103, $1,193, $1,550, $3,352 and $2,404, for the nine months ended September 30, 2010 and 2009 and for the years ended December 31, 2009, 2008 and 2007, respectively. The Company has straight-lined rental expense over the term of the leases.

Minimum Processing Commitments

The Company has nonexclusive agreements with several processors to provide services related to transaction processing and various reporting tools. Certain of these agreements require the Company to submit a minimum number of transactions for processing over the term of the agreements.

NPC Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10. COMMITMENTS AND CONTINGENCIES (Continued)

One of the Company’s sponsorship agreements (“the Agreement”) extends until December 2012, with a possible two year extension if certain minimum transaction levels are not met. Under the Agreement, the Sponsor Bank is to provide the Company sponsorship and processing services with respect to certain of the Company’s merchant contracts on a specified number of transactions and for a specified fee per transaction processed. The Company is also charged a recovery fee of 10% of all funds recovered related to any unpaid charges to merchants processed by the Sponsor Bank under this agreement. Amounts incurred related to the Agreement are included in the accompanying statements of operations under processing costs. If the Company fails to provide the minimum required transactions, the Company will incur a Minimum Termination Fee equal to the difference between the contracted minimum number of transactions and the gross transactions that have been processed, including the transactions during the potential two year contract extension, multiplied by the rates defined by the Agreement. In the event of early termination by the Company, the Company will pay $1,500 if termination occurs in 2010 or 2011 and $1,000 if it occurs in 2012.

Under other agreements, the Sponsor Bank provides the Company technical, software and system services; certain accounting and administrative services; certain services relating to the MAP source code being licensed to the Company; and assistance as it relates to risk management and establishing risk policy, guidelines, practices and processes.

Effective January 1, 2006, the Company entered into a Master Services Agreement (“MSA”) for front-end processing services. The MSA term extends until December 2010, with possible successive two-year extensions if certain minimum transaction levels are not met. Additionally, if the Company fails to provide the minimum required transactions, the Company will incur a Termination Fee equal to the difference between the contracted minimum number of transactions and the gross transactions that have been processed, including any transactions processed during potential two-year extensions, multiplied by the rates defined by the MSA. In the event of early termination by the Company, the Company will pay the greater of $1,000 or the Termination Fee if the termination occurs in 2010.

Legal Matters

The Company is subject to certain other legal proceedings, claims and disputes which arise in the ordinary course of its business. Although the Company cannot predict the outcomes of these legal proceedings, the Company’s management does not believe these actions will have a material adverse effect on the Company’s financial position, results of operations or liquidity.